Stoecklein Law Group, a Professional Corporation
--------------------------------------------------------------------------------
                   Practice Limited to Federal Securities


Emerald Plaza                                     Telephone:(619) 595-4882
402 West Broadway                                 Facsimile:(619) 595-4883
Suite 400                                         email: djs@slgseclaw.com
San Diego, California  92101                      web:   www.slgseclaw.com


This Retainer AGREEMENT is made by and between;

                            Stoecklein Law Group
                        402 West Broadway, Suite 400
                         San Diego, California 92101
                     (619) 595-4882/ fax (619) 595-4883
                          E-mail: djs@slgseclaw.com


a California Corporation (hereinafter referred to as "SLG"), and;

                                ShareCom,Inc.
                              c/o Brad Nordling
                            1251 N. Sherwood Ln.
                        Palatine, Illinois 60067-1884
                                   E-mail:

an Illinois Corporation (hereinafter referred to as "Client"). Collectively, SLG and Client are hereinafter referred to as "THE PARTIES".

                                 WITNESSETH

WHEREAS, SLG is a Law Firm with expertise in the representation of companies relating to federal securities and the preparation of information about private and publicly traded companies and related services; and,

WHEREAS, Client desires to employ and/or retain SLG to provide such services as an independent contractor, and SLG is agreeable to such a relationship and/or arrangement, and THE PARTIES desire a written document formalizing and defining their relationship and evidencing the terms of their agreement;

THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, it is agreed as follows.

                       DEFINITIONS AND INTERPRETATIONS

1. Captions and Section Numbers.
     The headings and section references in this Retainer Agreement are for convenience of reference only and do not form a part of this Retainer Agreement and are not intended to interpret, define or limit the scope, extent or intent of this Retainer Agreement or any provisions thereof.

2. Extended Meanings.
     The words "hereof", "herein", "hereunder", "hereto" and similar expressions used in any clause, paragraph or section of this Retainer Agreement and any Addendum and/or Exhibit attached to this Retainer Agreement shall relate to the whole of this Retainer Agreement including any attached Addendum and/or Exhibit and not to that clause, paragraph or section only, unless otherwise expressly provided.

3. Number and Gender.
     In this Retainer Agreement words importing the masculine gender include the feminine or neuter gender and words in the singular include the plural, and vice versa.

4. Section References and Schedules.
     Any reference to a particular "article", "section", "paragraph" or other subdivision of this Retainer Agreement and any reference to a schedule, addendum or exhibit by name, number and/or letter shall mean the appropriate schedule, addendum or exhibit attached to this Retainer Agreement and by such reference is incorporated into and made part of this Retainer Agreement.

                                  AGREEMENT
5. Appointment.
     Client hereby appoints SLG as its counsel and hereby retains and employs SLG upon the terms and conditions of this Retainer Agreement.

6. Engagement.
     SLG hereby accepts said Retainer Agreement and agrees to represent Client as further described below and subject to the further provisions of this Retainer Agreement.

7. Authority and Description of Services.
     During the term of this Retainer Agreement SLG shall furnish various professional services and advice as specifically requested by Mr. Brad Nordling, who is an authorized representative of Client, and holds the position as a major shareholder of Client. Said professional services and advice shall relate to those services, items and/or subjects described as follows:
     a. SLG shall act, generally through Donald J. Stoecklein, as federal securities counsel to assist Client in complying with the disclosure requirements under the Exchange Act of 1934.

8. Term of Agreement.
     This Retainer Agreement shall become effective upon execution hereof and shall continue thereafter and remain in effect until such time as such matters are finalized to the satisfaction of the THE PARTIES. It is expressly acknowledged and agreed by and between THE PARTIES hereto that SLG shall not be obligated to provide any services until a specified retainer (deposit, initial fee, down-payment) in 150,000 shares of common stock of Client has been received by SLG.

9. Where Services Shall Be Performed.
     SLG services shall be performed at the main office location of SLG or other such designated location as SLG and Client agree are the most advantageous for the work to be performed.

10. Limitations on Services.
     THE PARTIES hereto recognize that certain responsibilities and obligations are imposed by federal and state securities laws and by the applicable rules and regulations of stock exchanges, the National Association of Securities Dealers, in house due diligence or compliance departments of brokerage houses, etc. Accordingly, SLG agrees as follows:
     a. SLG shall NOT release any financial or other information or data about Client without the consent and approval of Client.
     c. SLG shall NOT release any information or data about Client to any selected or limited person, entity or group if SLG is aware that such information or data has not been generally released or promulgated and Client requests in writing that said information or data is not to be so released or promulgated.

11. Duties of Client.
     The duties of Client are as follows:
     a. Client shall supply SLG on a regular and timely basis with all approved data and information about Client its management, products and operations and Client shall be responsible for advising SLG of any facts, which would affect the accuracy of any prior data and information previously supplied to SLG so that SLG may take corrective action.
     b. Client shall promptly supply SLG with all the information required by the Due Diligence Checklist set forth in Addendum A.
     c. SLG draft prospectus or offering memorandums are not intended to be used in the offering of securities. Accordingly, Client and/or clients must agree to each of the points listed below and to indemnify SLG for any breach of these representatives and covenants.
            (2) Client agrees to utilize only final versions of documentation generated by SLG, and only upon receiving the written consent to utilize such information.
          (3) Client shall notify SLG immediately upon receipt of any information which may materially and detrimentally impact any documentation prepared by SLG.
          (4) Client shall not use SLG documents in connection with any offering of securities without the prior written consent of SLG.
     d. In that SLG relies on information provided by Client for a substantial part of its preparations and documentation, Client must represent that said information is neither false nor misleading, and agrees to hold harmless and indemnify SLG for any breach of these representations and covenants, and Client agrees to hold harmless and indemnify SLG for any claims relating to the purchase and/or sale of Client securities occurring out of, or in connection with, SLG's relationship with Client, including without limitation, reasonable attorneys' fees and other costs arising out of any such claims.
     e. Because SLG shall rely on such information to be supplied it by Client, all such information shall be true, accurate, complete and not misleading, in all respects.
     f. In that SLG shareholders, officers, employees and/or members of their families may hold a position in and engage in transactions with respect to Client securities, and in light of the fact that SLG imposes restrictions on such transactions to guard against trading on the basis of material non-public information, Client shall contemporaneously notify SLG if any information or data being supplied to SLG has not been generally released or promulgated.
     g. Client shall act diligently and promptly in reviewing materials submitted to it by SLG to enhance timely distribution of the materials and shall inform SLG of any inaccuracies contained therein within a reasonable time prior to the projected or known publication date.

12. Representation and Indemnification.
     Client and SLG represent and/or warrant the following.
     a. Client shall be deemed to make a continuing representation of the accuracy of any and all material facts, materials, information and data, which it supplies to SLG. Client acknowledges its awareness that SLG shall rely on such continuing representation in disseminating such information and otherwise performing its functions as counsel to Client.
     b. SLG, in the absence of notice in writing from Client, shall rely on the continuing accuracy of materials, information and data supplied by Client.
     c. Client hereby agrees to hold harmless and indemnify SLG against any claims, demands, suits, loss, damages, etc., arising out of SLG's reliance upon the instant accuracy and continuing accuracy of such facts, materials, information and data unless SLG has been negligent in performing its duties and obligations hereunder.
     d. Client shall cooperate fully and timely with SLG to enable SLG to perform its duties and obligations under this Retainer Agreement.
     e. The execution and performance of this Retainer Agreement by Client has been duly authorized by the Board of Directors of Client in accordance with applicable law and to the extent required by the requisite number of shareholders of Client.

     f. The execution and performance of this Retainer Agreement by SLG has been duly authorized by the Board of Directors of SLG in accordance with applicable law and to the extent required by the requisite number of shareholders of SLG.
     g. The performance by Client of this Retainer Agreement shall not violate any applicable court decree or order, law or regulation, nor shall it violate any provision of the organizational documents and/or bylaws of Client or any contractual obligation by which Client may be bound.
     h. The performance by SLG of this Retainer Agreement shall not violate any applicable court decree or order, law or regulation, nor shall it violate any provision of the organizational documents and/or bylaws of SLG or any contractual obligation by which SLG may be bound.
     i. Client's activities pursuant to this Retainer Agreement or as contemplated by this Retainer Agreement do not constitute and shall not constitute acting as a securities broker or dealer under federal or state securities laws; any contract between Client and a potential investor in
Client shall be such that Client would be acting merely as a finder or consultant with respect to such prospective investor obligations under this Agreement.
     j. SLG's activities pursuant to this Retainer Agreement or as contemplated by this Retainer Agreement are specifically limited to SLG's position as counsel to Client.
     k. Access to corporate documents: The minute books of Client shall be made available to SLG and reflect in all material respect the meetings and actions of the directors and stockholders of Client, since the time of its incorporation, and reflect all transactions referred to in such minutes accurately in all material respects.
     l. Absence of undisclosed liabilities: Client has no material outstanding claims, liabilities, obligations or indebtedness, contingent or otherwise, whether asserted or unassorted, except as set forth in Client's latest Balance Sheet, or referred to in any of the notes thereto. Client is not in default in respect to the terms or conditions of any indebtedness.
     m. Litigation: There is no action, suit, investigation, customer complaint, claim or proceeding at law or in equity by or before any arbitrator, governmental instrumentality or other agency now pending or, to Client's knowledge, threatened against or affecting Client, nor, to the best of Client's knowledge, does there existing any basis therefor. Client is not subject to any judgement, order, writ, injunction or decree of any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign. Client agrees to promptly notify SLG of the commencement of any litigation or proceedings against Client or any of its respective officers or directors in connection with or related to the business of Client.
     o. Non-defaults; non-contravention: Except as set forth in the Disclosure Schedule, Client is not in default in the performance or observance of any obligation (1) under its Certificate of Incorporation, as amended, or it By-Laws, or any indenture, mortgage, contract, purchase order or other agreement or instrument to which Client is a party or by which it or any of its property is bound or affected; or (2) to any order, writ, injunction or decree of any court of any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, except for the defaults as would not, individually or in the aggregate, result in a material adverse effect on the business or operations of Client as a whole, nor which after notice or the lapse of time, would constitute, a material default under any of the foregoing.
     q. Employment of officers, employees and consultants: To Client's knowledge, no third party may assert any valid claim against Client to the
(1) continued employment by, or association with, Client of any of its present officers, employees or consultants, or (2) the use by Client of any information which Client would be prohibited from using under any prior agreements or arrangements or any laws applicable to unfair competition, trade secrets or proprietary information.
     r. Disclosure: Neither this Agreement nor any other document, certificate or written statement to be furnished to potential Market Markers, the SEC, NASD, or Standard and Poors, by or on behalf of Client in connection with the transactions contemplated hereby contains or shall contain any untrue statement of a material fact or omits or shall omit to state a material fact necessary in order to make the statement contained herein or therein not misleading. There is no fact known to Client which adversely affects the business operations, affairs, prospects, conditions, properties or assets of Client (hereinafter "Material Facts") which has not been set forth in this Agreement. To the extent Material Facts become known to Client, subsequent to the date hereof and up and through the termination of this Agreement, such facts shall be set forth in writing to SLG.

13. Compensation.
     a.   150,000 shares of common stock registered under S-8
     b. For all optional services such as filing the 10QSB (10Q), 10KSB (10K), or 8K's, compensation for which is not provided for within the scope of this contract Client shall pay to SLG such fee as, and when, THE PARTIES shall determine in advance of performance of said optional services, provided Client has agreed to said optional services.

14. Billing and Payment.
     The initial 150,000 shares of common stock shall be due and payable without billing. Billing and payments for optional services shall be agreed on a case by case basis. Client acknowledges and agrees that deposits, initial payments, down payments, partial payments, payments for special services, monthly fees or monthly payments shall be by wire transfer to SLG's bank account upon execution of any agreement(s), or, upon payment due date in the case of monthly fees or monthly payments, or, in the case of optional services by the first day of the preceding month that work is scheduled to be performed, unless expressly provided otherwise in writing, and that if such funds are not received by SLG by said date Client shall pay to SLG an additional operations charge equal to 1% for each month said funds are not received. SLG has a policy that in the event a payment is not made on the date due, then in that event work shall be suspended, without notice, until such time as arrangements have been made for payment.

15. SLG as an Independent Contractor.
     SLG shall provide said services as an independent contractor, and not as an employee of Client or of any client affiliated with Client.

16. Trade Secrets and Inventions.
     SLG shall treat as proprietary any and all information belonging to Client, it's affiliates or any third parties disclosed to SLG in the course of the performance of SLG's services.

17. Inside Information - Securities Violations.
     In the course of the performance of this Agreement, it is expected that specific sensitive information concerning the operations of Client's business and/or affiliate companies shall come to the attention and knowledge of SLG. In such event SLG shall not divulge, discuss or otherwise reveal such information to any third parties.

18. Disclosures.
     SLG shall disclose to Client any outside activities or interests, including ownership or participation in the development of prior inventions, that conflict or may conflict with the best interests of Client. It is mutually understood that prompt disclosure is required under this paragraph if the activity or interest is related, directly or indirectly, to any activity that SLG may be involved with on behalf of Client.

19. Termination of Agreement.
     This Retainer Agreement may not be terminated by either party prior to the expiration of the term provided in paragraph 8 above, except as follows.
     a. Upon the bankruptcy or liquidation of the other party, whether voluntary or involuntary,
     b. Upon the other party taking the benefit of any insolvency law,
     c. Upon the other party having or applying for a receiver appointed for either party,
     d.   For cause, and/or
     e.   As provided for in paragraph 20, immediately below.

20. Early Termination.
     In the event Client fails or refuses to cooperate with SLG, fails or refuses to make timely payment of the compensation set forth in this Agreement, SLG shall have the right to terminate any further performance under this Agreement. In such event, and upon notification thereof, all compensation shall become immediately due and payable and/or deliverable, and SLG shall be entitled to receive and retain the funds or other consideration as liquidated damages and not as a penalty, in lieu of all other remedies. THE PARTIES hereby acknowledge and agree that it would be too difficult currently to determine the exact extent of SLG's damages, but that the receipt and retention of such compensation is a reasonable present estimate of such damage.

21. Notices.
     All notices hereunder shall be in writing and addressed to the party at the address herein set forth, or at such other address which notice pursuant to this section may be given, and shall be given by either certified mail, express mail or other overnight courier service. Notices shall be deemed given upon the earlier of actual receipt or three (3) business days after being mailed or delivered to such courier service. Any notices to be given hereunder shall be effective if executed by and/or sent by the attorneys for THE PARTIES giving such notice and, in connection therewith, THE PARTIES and their respective counsel agree that in giving such notice such counsel may communicate directly in writing with such party to the extent necessary to give such notice.

22. Attorney Fees
     In the event either party is in default of the terms or conditions of this Retainer Agreement and legal action is initiated or suit be entered as a result of such default, the prevailing party shall be entitled to recover all costs incurred as a result of such default including reasonable attorney fees, expenses and court costs through trial, appeal and to final disposition.

23. Return of Records.
     Upon termination of this Agreement, SLG shall deliver all records, notes, data, memorandum, models and equipment of any nature that are in the control of SLG that are the property of or relate to the business of Client, except that SLG shall retain one copy of printed material for retention in the SLG library.

24. Disclaimer By SLG.
     SLG shall be the preparer of certain materials and SLG makes no representation to Client or others that, (a) its efforts or services will result in any enhancement to Client's value, (b) the price of Client's to be publicly traded securities will increase, (c) any person will purchase Client's securities or (d) any investor will lend money to and/or invest in or with Client.

25. Limitation SLG Liability.
     In the event SLG fails to perform its work or services hereunder, its entire liability to Client shall not exceed the lessor of (a) the amount of cash compensation SLG has received from Client under paragraph 13 above, (b) the amount of cash compensation SLG has received from Client under any provision herein or (c) the actual damage to Client as a result of such non-performance. In no event shall SLG be liable to Client for any indirect, special or consequential damages, nor for any claim against Client by any person or entity arising from or in any way related to this Agreement.

26. Ownership of Materials.
     All right, title and interest in and to materials to be produced by SLG in connection with this Retainer Agreement and other services to be rendered under said Agreement shall be and remain the sole and exclusive property of SLG, except in the event Client performs fully and timely its obligations hereunder Client shall be entitled to receive, upon request, one (1) copy of all such materials, and shall be entitled to the non-exclusive right to use all such materials.

27. Agreement Not To Hire.
     Client understands and appreciates that SLG invests a tremendous amount of time, energy, resources and expertise in the training and education of its employees and subcontractors to be able to provide the very services Client requires. Further, Client understands that in the event an employee or subcontractor of SLG is enticed to leave, then SLG shall be damaged in an amount THE PARTIES are not capable of calculating at the present time. Therefore, Client agrees not to offer employment or subcontractor status to any employee or subcontractor of SLG, nor to allow any employee, officer, director, shareholder or consultant of Client to offer such employment or subcontractor status with Client or any other Client, concern, venture or entity with whom officers, directors or consultants of Client are employed, associated or hold a financial stake in, for a period of three (3) years from the date of expiration or termination hereof. Further, in the event an employee or subcontractor of SLG leaves the employ of, dissolves or breaks association with SLG and subsequently establishes employment or an association of any kind with another investor relations, investment banking or other type of competing firm of SLG, Client agrees not to do business with such other investor relations or competing firm of SLG for a period of three (3) years from the date of expiration or termination hereof.

28. Miscellaneous.
     a. The effective date of representation shall be no later than the date of execution by THE PARTIES of this Retainer Agreement.
     b. Currency: In all instances, references to dollars shall be deemed to be United States Dollars.
     c. Stock: In all instances, references to stock shall be deemed to be restricted and issued with a 701 legend unless otherwise indicated.

29. Exclusion With Respect To Partnership.
     THE PARTIES agree that in no way shall this Retainer Agreement be construed as being an act of partnership between THE PARTIES hereto and that no party hereto shall have, as a result of the execution of this Retainer Agreement, any liability for the commitments of any other party of any type, kind, son or variety.

30. Travel Compensation Reimbursement.
     In the course of SLG providing services as necessary hereunder on the behalf of or for Client during the term of this Retainer Agreement, Client shall pay to, or reimburse, SLG for any travel expenses incurred by SLG that are not specifically described elsewhere herein, provided that Client has been notified in advance by SLG of the nature and of the cost of any such required travel and the amount of travel compensation and/or reimbursement related thereto. Travel expenses shall be deemed to include, but not be limited to, hotel expenses, airline fares, taxi fares, rental fees, toll road fees, reasonable food expenses and reasonable gratuities related thereto. Client shall have the right to book airline and hotel reservations, etc. itself on behalf of SLG within five (5) days upon notice for the requirement thereof from SLG.

31. Time Is Of The Essence.
     Time is hereby expressly made of the essence of this Retainer Agreement with respect to the performance by THE PARTIES of their respective obligations hereunder.

32. Inurement.
     This Retainer Agreement shall inure to the benefit of and be binding upon THE PARTIES hereto and their respective heirs, executors, administrators, personal representatives, successors, assigns and any addendum attached hereto.

33. Entire Agreement.
     This Retainer Agreement contains the entire agreement of THE PARTIES. It is declared by THE PARTIES that there are no other oral or written agreements or understanding between them affecting this Agreement or relating to the business of SLG. This Agreement supersedes all previous agreements between SLG and Client.

34. Amendments
     This Agreement may be modified or amended provided such modifications or amendments are mutually agreed upon by and between THE PARTIES hereto and that said modifications or amendments are made only by an instrument in writing signed by THE PARTIES or an oral agreement to the extent that THE PARTIES carry it out.

35. Waivers.
     No waiver of any provision or condition of this Agreement shall be valid unless executed in writing and signed by the party to be bound thereby, and then only to the extent specified in such waiver. No waiver of any provision or condition of this Agreement shall be construed as a waiver of any other provision or condition of this Agreement, and no present waiver of any provision or condition of this Agreement shall be construed as a future waiver of such provision or condition.

36. Non-waiver.
     The failure of either party, at any time, to require any such performance by any other party shall not be constructed as a waiver of such right to require such performance, and shall in no way affect such party's right to require such performance and shall in no way affect such party's right subsequently to require a full performance hereunder.

37. Construction of Agreement.
     Each party and its counsel have participated fully in the review and revision of this Agreement. Any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not apply in the interpretation of this Agreement.

38. Non-Circumvention Agreement.
     Client agrees, represents and warrants hereby that it shall not circumvent SLG with respect to any individual or investor introduced by SLG to Client nor with respect to any transaction, merger, acquisition or other business opportunity proposed by, assisted with or otherwise promoted by SLG for the benefit of Client pursuant to the terms with SLG for the purpose of, without limitation, this Agreement and for a period of three (3) years from the date of execution by THE PARTIES of this Agreement.

39. Applicable Law.
     THIS AGREEMENT IS EXECUTED PURSUANT TO AND SHALL BE INTERPRETED AND GOVERNED FOR ALL PURPOSES BY THE LAWS OF THE STATE OF CALIFORNIA FOR WHICH THE COURTS IN SAN DIEGO COUNTY, CALIFORNIA SHALL HAVE JURISDICTION WITHOUT GIVING EFFECT TO THE CHOICE OR LAWS OR CONFLICT OF LAWS RULES THEREOF OR OF ANY STATE.

40. Severability.
     If any provision of this Agreement shall be held to be contrary to law, void, invalid or unenforceable for any reason, such provision shall be deemed severed from this Retainer Agreement and the remaining provisions of this Agreement shall continue to be valid and enforceable. If a Court finds that any provision of this Agreement is contrary to law, void, invalid or unenforceable and that by limiting such provision it would become valid and enforceable, then such provision shall be deemed to be written, construed and enforced as so limited.

41. Acceptance by SLG.
     This Agreement is not valid or binding upon SLG unless and until executed by its Chief Executive Officer, Chief Operating
Officer duly authorized executive officer of SLG at its home office in San Diego, California.

43. Execution In Counterpart: Telecopy-Fax.
     This Retainer Agreement may be executed in counterparts, not withstanding the date or dates upon which this Retainer Agreement is executed and delivered by any of THE PARTIES, and shall be deemed to be an original and all of which shall constitute one and the SLG Agreement effective as of the reference date first written below. The fully executed telecopy (fax) version of this Retainer Agreement shall be construed by all parties hereto as an original version of said Retainer Agreement.

44. Disclaimer
     Donald J. Stoecklein, as counsel to the Client, is licensed to practice law in the State of California only, and in the case of any legal opinions, court filings, or operations requiring counsel from a particular state, then in that event such counsel shall be retained by the Client, at a cost to be incurred by Client.

     IN WITNESS WHEREOF, THE PARTIES hereto have set forth their hands and seal in execution of this Retainer Agreement made this 3rd day of August 2001, by and between;

For and in behalf of Client:                 For and in behalf of SLG:
ShareCom, Inc.                               Stoecklein Law Group



    By:/s/ Brad Nordling                By:/s/ Don Stoecklein
       Brad  Nordling, President           Donald J.  Stoecklein, President





Addendum A: Due Diligence Schedule.